Exhibit 99.1

SAIC Announces First Quarter of Fiscal Year 2022 Results

•Revenues increase to $1.9 billion; ~7% total revenue growth, 2.6% growth excluding acquired revenues
•Diluted earnings per share increase to $1.38; Adjusted diluted earnings per share(1) increase to $1.94
•Net bookings of $4.2 billion; Book-to-bill ratio of 2.2 for the first quarter
•Company increases lower end of revenue and adjusted EBITDA margin(1) and raises adjusted diluted EPS(1) guidance for fiscal year 2022
•Entered into an agreement to acquire Halfaker and Associates, LLC, for $250 million

RESTON, VA, June 3, 2021—Science Applications International Corporation (NYSE: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the first quarter ended April 30, 2021.

“SAIC’s first quarter results are a strong start to fiscal year 2022. Our team produced great business development results and generated higher revenues and earnings," said SAIC CEO Nazzic Keene. "The announcement today of our intent to acquire Halfaker and Associates expands our presence in public sector health and enhances our digital transformation capabilities. We are optimistic about the future due to a well-defined and focused strategy, strong financial performance, and what we all hope are the waning days of the pandemic. Bring on Tomorrow."

First Quarter of Fiscal Year 2022: Summary Operating Results

	Three Months Ended
	April 30, 2021	Percent change		May 1, 2020
	(in millions, except per share amounts)
Revenues	$1,878	7%		$1,757
Operating income	130	67%		78
Operating income as a percentage of revenues	6.9%	250	bps	4.4%
Adjusted operating income(1)	140	32%		106
Adjusted operating income as a percentage of revenues	7.5%	150	bps	6.0%
Net income attributable to common stockholders	81	125%		36
EBITDA(1)	175	61%		109
EBITDA as a percentage of revenues	9.3%	310	bps	6.2%
Adjusted EBITDA(1)	184	34%		137
Adjusted EBITDA as a percentage of revenues	9.8%	200	bps	7.8%
Diluted earnings per share	$1.38	123%		$0.62
Adjusted diluted earnings per share(1)	$1.94	41%		$1.38
Net cash provided by operating activities	$189	(49)%		$367
Free cash flow(1)	$164	4%		$158

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

First Quarter Summary Results
Revenues for the quarter increased $121 million, or 6.9%, compared to the prior year quarter due to the acquisition of Unisys Federal (which occurred in the middle of the first quarter of the prior year period), increased volume on existing programs, and revenue on new contracts primarily supporting the U.S. Air Force, partially offset by the completion of certain contracts. Adjusting for the impact of acquired revenues and divested revenues, revenues grew 2.6% primarily due to net increases in program volume and new awards. We estimate the first quarter program impact from the COVID-19 pandemic to be approximately $33 million of revenue, primarily driven by reduced volume in our supply chain business, lower FAA training service revenues, and uncertain profit recovery on ready-state labor.
Operating income as a percentage of revenues of 6.9%, increased from 4.4% in the comparable prior year period due to lower acquisition and integration costs, improved profitability across our contract portfolio, the acquisition of Unisys Federal (which occurred in the middle of the first quarter of the prior year period), lower indirect costs due to timing, and benefit from a net favorable settlement of prior indirect rate years, partially offset by increased intangible asset amortization.
Adjusted EBITDA(1) as a percentage of revenues for the quarter increased to 9.8% of revenues from 7.8% of revenues in the prior year quarter primarily due to a net increase in profitability across our existing contract portfolio, the acquisition of Unisys Federal (which occurred in the middle of the first quarter of the prior year period), lower indirect costs due to timing, and benefit from a net favorable settlement of prior indirect rate years. We estimate the first quarter program impact from the COVID-19 pandemic to be approximately $4 million of adjusted EBITDA(1).
Diluted earnings per share for the quarter was $1.38 compared to $0.62 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $1.94 compared to $1.38 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter increased to 58.7 million from 58.5 million during the prior year quarter.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the first quarter were $189 million, a decrease of $178 million compared to the prior year quarter, primarily due to a decrease in net cash received under the MARPA Facility ($185 million).
Free cash flow(1) for the first quarter which excludes the impact from the MARPA Facility, increased by $6 million from the prior year quarter to $164 million.
During the quarter, SAIC deployed $71 million of capital, consisting of $39 million of plan share repurchases, $22 million in cash dividends, and $10 million of capital expenditures. In addition, SAIC made $23 million of mandatory debt repayment in the first quarter.
Quarterly Dividend Declared
Subsequent to the end of the quarter, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on July 30, 2021 to stockholders of record on July 16, 2021. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Backlog and Contract Awards
Net bookings for the quarter were approximately $4.2 billion, which reflects a book-to-bill ratio of 2.2 and a trailing twelve months book-to-bill ratio of 2.0. SAIC’s estimated backlog at the end of the quarter was approximately $24 billion. Of the total backlog amount, approximately $3.3 billion was funded.
SAIC was awarded the following contracts during the quarter:

Notable New Business Awards:
U.S. Army Ground Vehicle Systems Center: SAIC was awarded a new $126 million task order to provide research and development for modeling and simulation enhancements in support of the Army Combat Capabilities Development Command (CCDEVCOM) Ground Vehicle Systems Center (GVSC). Under the five-year task order, SAIC will provide research and development in a broad range of modeling, simulation, and software-intensive areas, including ground combat systems modeling and simulations, software-in-the-loop systems integration laboratories, and lab-based performance assessments of life cycle systems architectures.
Notable Recompete Awards (previously announced):
U.S. Army AMCOM S3I Modeling & Simulation Systems Engineering: SAIC was awarded a recompete contract, valued at $800 million over a five-year period of performance to continue providing engineering and professional services supporting systems-of-systems, live/virtual/constructive (LVC) and battlespace effectiveness models, simulations, and analysis.
U.S. Army AMCOM Hardware-in-the-Loop Modeling & Simulation Development: SAIC was awarded a recompete contract, valued at $3.6 billion over an eight and a half-year period of performance. Under the contract, SAIC will continue to provide engineering services to support the full life-cycle development and sustainment for force protection, trainers, and virtual, interactive, and multimedia systems.

U.S. Intelligence Community: SAIC was awarded a follow-on contract valued at $483 million, if all options are exercised, to support an intelligence space customer over a ten-year period of performance. SAIC will continue to provide expertise that the customer requires to oversee the design, development, and initial operational capability of an extremely complex family of space systems, including space and ground segments as well as launch and user interfaces.
U.S. Defense Intelligence Agency (DIA): SAIC was awarded a single-award indefinite-delivery, indefinite-quantity contract to continue to provide laboratory operations and support to the DIA. Work will be performed in Huntsville, Alabama, with an expected completion date of March 29, 2031. This single-award contract has an estimated ceiling value of approximately $200 million.

Intent to Acquire Halfaker and Associates
As announced in a separate release today, SAIC has entered into a definitive agreement to acquire Halfaker and Associates, LLC, a mission focused, pure-play health IT company for $250 million in cash, growing the company's digital transformation portfolio. The transaction is expected to close by the end of SAIC's second quarter of fiscal year 2022, ending July 30, 2021, subject to customary closing conditions.
Other Notable News
Acquisition of Koverse: As previously announced, SAIC entered into a definitive agreement to acquire Koverse, a software company that provides a data management platform enabling artificial intelligence (AI) and machine learning on complex, sensitive data. The acquisition closed subsequent to the end of the first quarter, at the beginning of the second quarter of fiscal year 2022.

Fiscal Year 2022 Guidance
As a result of the Company's year-to-date performance and future expectations, including expected impacts from the COVID-19 pandemic, the Company is updating previously provided fiscal year 2022 guidance. The guidance assumes expected negative COVID-19 impact of approximately $150 million in revenue and approximately $10 million in adjusted EBITDA. The guidance also assumes that support currently provided under Section 3610 of the CARES Act continues through the end of fiscal year 2022 (January 28, 2022) and excludes the announced acquisition of Halfaker and Associates, LLC. The table below summarizes fiscal year 2022 guidance and represents our views as of June 3, 2021.

	Current Fiscal Year	Prior Fiscal Year
	2022 Guidance	2022 Guidance
Revenue	$7.15 billion - $7.30 billion	$7.1 billion - $7.3 billion
Adjusted EBITDA Margin(1)	8.7% to 8.8%	8.6% to 8.8%
Adjusted Diluted EPS(1)	$6.15 - $6.40	$6.00 - $6.25
Free Cash Flow(1)	$430 million to $470 million	$430 million to $470 million

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 5:00 p.m. Eastern time on June 3, 2021. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator driving our nation’s technology transformation. Our robust portfolio of offerings across the defense, space, civilian, and intelligence markets includes secure high-end solutions in engineering, digital, artificial intelligence, and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions that are critical to achieving our customers' missions.
We are more than 26,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.2 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS or adjusted EBITDA margin to GAAP net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including, but not limited to, amortization of acquired intangible assets and acquisition, integration and restructuring costs. As a result, the Company is not able to forecast GAAP diluted EPS or GAAP net income with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	April 30, 2021	May 1, 2020
	(in millions, except per share amounts)
Revenues	$1,878	$1,757
Cost of revenues	1,661	1,574
Selling, general and administrative expenses	80	76
Acquisition and integration costs	10	29
Other operating income	(3)	—
Operating income	130	78
Interest expense	27	31
Other (income) expense, net	(2)	2
Income before income taxes	105	45
Provision for income taxes	(23)	(8)
Net income	$82	$37
Net income attributable to non-controlling interest	1	1
Net income attributable to common stockholders	$81	$36
Weighted-average number of shares outstanding:
Basic	58.1	57.9
Diluted	58.7	58.5
Earnings per share:
Basic	$1.39	$0.62
Diluted	$1.38	$0.62

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	April 30, 2021	January 29, 2021
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$261	$171
Receivables, net	1,023	962
Inventory, prepaid expenses and other current assets	156	156
Total current assets	1,440	1,289
Goodwill	2,787	2,787
Intangible assets, net	1,106	1,138
Property, plant, and equipment, net	107	108
Operating lease right of use assets	226	236
Other assets	146	165
Total assets	$5,812	$5,723
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$891	$861
Accrued payroll and employee benefits	403	346
Long-term debt, current portion	104	68
Total current liabilities	1,398	1,275
Long-term debt, net of current portion	2,390	2,447
Operating lease liabilities	200	205
Other long-term liabilities	237	244
Total common stockholders' equity	1,577	1,542
Non-controlling interest	10	10
Total stockholders' equity	1,587	1,552
Total liabilities and stockholders' equity	$5,812	$5,723

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	April 30, 2021	May 1, 2020
	(in millions)
Cash flows from operating activities:
Net income	$82	$37
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42	33
Amortization of off-market customer contracts	(4)	—
Amortization of debt issuance costs	2	6
Deferred income taxes	20	10
Stock-based compensation expense	10	9
Gain on divestitures	(3)	—
Impairment of right of use assets	7	—
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of the acquisition:
Receivables	(61)	143
Inventory, prepaid expenses and other current assets	(5)	(21)
Other assets	(4)	(2)
Accounts payable and accrued liabilities	44	66
Accrued payroll and employee benefits	57	83
Operating lease assets and liabilities, net	5	(2)
Other long-term liabilities	(3)	5
Net cash provided by operating activities	189	367
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(10)	(9)
Purchases of marketable securities	(2)	(3)
Sales of marketable securities	1	6
Cash paid for acquisition	—	(1,196)
Proceeds from divestitures	8	—
Other	(1)	—
Net cash used in investing activities	(4)	(1,202)
Cash flows from financing activities:
Dividend payments to stockholders	(22)	(23)
Principal payments on borrowings	(39)	(16)
Issuances of stock	4	3
Stock repurchased and retired or withheld for taxes on equity awards	(53)	(12)
Proceeds from borrowings	16	1,000
Debt issuance costs	—	(27)
(Distributions to) contributions from non-controlling interest	(1)	2
Net cash (used in) provided by financing activities	(95)	927
Net increase in cash, cash equivalents and restricted cash	90	92
Cash, cash equivalents and restricted cash at beginning of period	190	202
Cash, cash equivalents and restricted cash at end of period	$280	$294

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	April 30, 2021	January 29, 2021
	(in millions)
Funded backlog	$3,319	$3,024
Negotiated unfunded backlog	20,543	18,524
Total backlog	$23,862	$21,548
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery, indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended
	April 30, 2021	May 1, 2020
	(in millions)
Net income	$82	$37
Interest expense and loss on sale of receivables	28	32
Interest income	—	(1)
Provision for income taxes	23	8
Depreciation and amortization	42	33
EBITDA(1)	175	109
EBITDA as a percentage of revenues	9.3%	6.2%
Acquisition and integration costs	10	29
Depreciation included in acquisition and integration costs	(1)	—
Recovery of acquisition and integration costs	—	(1)
Adjusted EBITDA(1)	$184	$137
Adjusted EBITDA as a percentage of revenues	9.8%	7.8%

Operating income	$130	$78
Operating income as a percentage of revenues	6.9%	4.4%
Acquisition and integration costs	10	29
Recovery of acquisition and integration costs	—	(1)
Adjusted operating income(1)	$140	$106
Adjusted operating income as a percentage of revenues	7.5%	6.0%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs and restructuring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's significant acquisitions of Unisys Federal and Engility. The recovery of acquisition and integration costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended
	April 30, 2021	May 1, 2020
Diluted earnings per share	$1.38	$0.62

Acquisition and integration costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.17	0.48
Tax effect of acquisition and integration costs, divided by diluted WASO	(0.03)	(0.08)
Net effect of acquisition and integration costs, divided by diluted WASO	0.14	0.40

Amortization of intangible assets, divided by diluted WASO	0.55	0.44
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.13)	(0.08)
Net effect of amortization of intangible assets, divided by diluted WASO	0.42	0.36

Adjusted diluted earnings per share(1)	$1.94	$1.38
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs and restructuring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's recent acquisitions of Unisys Federal and Engility. The acquisition and integration costs are net of the portion of costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended
	April 30, 2021	May 1, 2020
	(in millions)
Net cash provided by operating activities	$189	$367
Expenditures for property, plant, and equipment	(10)	(9)
Cash used (provided) by MARPA Facility	(15)	(200)
Free cash flow(1)	$164	$158

FY22 Guidance
(in millions)
Net cash provided by operating activities	$475 to $525
Expenditures for property, plant, and equipment	$45 to $55
Free cash flow(1)	$430 to $470
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.